Exhibit 99.2

COMPANY OVERVIEW FOR REDCHIP REVIEW

Company Name	Ener1, Inc.
Symbol ENEI
Sector	Technology (Lithium Ion batteries for HEV and Fuel Cells)
Fiscal Year	12/31/05
Price	$0.40
Market cap	$170M
52 week high-low	$.64 - $.06
Revenue	$0
Earnings	$28M (Loss of $(30M) excluding non cash derivative gains and R&D write offs)
EPS	$0.07 (Loss of $(0.10) excluding non cash derivative gains and R&D write offs)
P/E	NA
Book value	$(77M )
Shares Outstanding	426M
Float	23M (excluding conversion of bonds and preferred stock)
Average daily volume	50K
Insider Shareholders	Ener1 Group
Institutional Shareholders	Satellite Investments, ITOCHU Corp.
Total Cash	$2M
Total Debt	$88M including derivative liability of $54M
Burn Rate	$20M ($10M operations and $10M CAPEX)

Company description

The following contains forward looking statements.

Ener1 is focused on two technology business opportunities; Lithium-ion batteries for hybrid electric vehicles and fuel cells. Our battery operations are located in Indianapolis at the battery plant previously operated by Delphi. Our fuel cell operations are located in West Palm Beach.

Li-Ion HEV Business Strategy

We plan to be a leader in high power batteries by developing and marketing a Li-ion battery that can be cost-competitively mass-manufactured in the U.S. for HEV manufacturing customers in the U.S. Our product advantages and cost-competitiveness will be based on proprietary battery cell and manufacturing process technology gained through our growing partnership with Enerstruct, our joint venture with Japanese trading company giant (and Ener1 investor), ITOCHU. Enerstruct is providing manufacturing process expertise from engineers who developed, designed and installed automated Li-ion battery production facilities for some of the world’s largest manufacturers, including Sony and Sanyo.

We’re developing samples of high-power (high discharge rate) batteries for HEVs. High-power supports heavy acceleration and braking needed for autos. We’re also developing high-energy batteries, which provide power at lower rates for longer periods than high power batteries. We will market high energy batteries for asset tracking, military and other applications. We are also seeking government funding to defray costs of R&D.

We believe market potential for a high-performance Li-ion battery in automotive is significant. Li-ion technology is superior in several respects to nickel hydride (“NiMH”) currently used in HEVs: Li-ion batteries are more powerful (can discharge their power more quickly to provide bursts of energy for high-stress applications), have a longer life and occupy less space. These are key selling points for HEV manufacturing customers. We think the U.S. HEV market will grow dramatically with introduction of Li-ion battery technology, just as consumer electronics did.

There are others trying to enter this space: Johnson Controls and Toyota have announced efforts to develop Li-ion batteries for HEVs. We think our specific technologies have key advantages at this time.

Fuel Cells

We are developing fuel cells and fuel cell stacks, systems and integrated products. Fuel cell stacks include both high and low temperature PEM (or protein exchange membrane) fuel cells. Our focus is PEM-based fuel cells. Our planned products will address demand for fuel cells that are smaller, simpler, more reliable and less costly than those currently available. We believe the high-temperature fuel cells we are developing will be the new fuel cell industry standard due to better reliability and lower costs materials.

We’re also developing a modular PEM fuel cell that is simple, compact, inexpensive and mass-producible. Our modular approach will improve reliability and ability to repair – two basic concerns today. Each cell would be self-contained (not stack dependent), unlike today’s standard designs. This would: reduce problems in stack sealing/flow distribution; enable different stack sizes with same cell design; limit the need to re-develop cells for each stack size; and allow us to pursue many market segments at once by quickly adapting different fuel cell stack configurations using our stack-independent fuel cells.

We’re also active in nanomaterials and nanomanufacturing research, which are helpful in advancing both our battery and fuel cell product development efforts. Potential nanotechnology advantages include increased conductivity and current output, higher manufacturing rates and more quality control capability.

We expect our Li-ion battery technology to open up a new market for HEV batteries, making HEV grow dramatically as the portable electronics markets did post Li-ion. In fuel cells, we have practical, near-term product introduction/revenue strategy that is non-capital intensive.

Balance Sheet (dollars in thousands)

December 31,
2005
ASSETS
Current assets
Cash and equivalents	$2,306
Prepaid expenses and other current assets	189
Due from related parties	157

Total current assets	2,652
Property and equipment, net	3,042
Investment in EnerStruct, Inc.	805
Deferred debenture costs, net of amortization
of $2,082 and $905	3,748
Other	202

Total assets	$10,449

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of installment loan	24
Accounts payable and accrued expenses	2,969
Liabilities of discontinued operations	307
Derivative liability	54,410

Total current liabilities	57,710
Long-term portion of installment loan	67
$19,700 convertible debentures, net of discount of $11,817 and $15,756	7,883
$14,225 convertible debentures, net of discount of $9,955	4,269
Redeemable preferred stock:
EnerDel, Inc. Series A Preferred, $.01 par value, 500,000 shares authorized,
8,000 shares issued and outstanding; liquidation preference $8,000	4,967
Series B Convertible Preferred, $.01 par value, 180,000 shares authorized,
152,500 shares issued and outstanding; liquidation preference $15,250	13,188

Total liabilities	88,084
Minority interest	—
Commitments and contingencies
STOCKHOLDERS’ DEFICIT
Common stock, $.01 par value, 750,000,000 shares authorized	3,475
347,455,751 issued and outstanding
Additional paid in capital	72,185
Accumulated deficit	(153,295)

Total stockholders' deficit	(77,635)

Total liabilities and stockholders' deficit	$10,449

Investors should read the entire financial statements and related footnotes as filed in the company’s Form 10K filed with the SEC.

Income Statement (dollars in thousands)

Year Ended December 31, 2005
Net sales	$60
Cost of sales	—

Gross profit	60
Operating expenses
Manufacturing pre-production costs	-
General and administrative	13,609
Depreciation	558
Research and development	19,042

Total operating expenses	33,209

Loss from operations	(33,149)
Other income and (expense)
Interest	(10,735)
Equity in loss of EnerStruct, Inc.	(380)
Other	(350)
Gain on derivative liability	68,916

Total other income (expense)	57,451
Income before income taxes	24,302
Income taxes	—

Net income before minority interest
and discontinued operations	24,302
Minority interest in losses of consolidated subsidiary	3,760

Net income from continuing operations	28,062
Income from discontinued operations	-

Net income	28,062
Preferred stock dividends	(5,116)

Net income attributable
to common shareholders	$22,946

Net income from continuing operations, basic and diluted
Basic net income per share	$0.07

Diluted net income per share	$0.06

Investors should read the entire financial statements and related footnotes as filed in the company’s Form 10K filed with the SEC.